THIS AGREEMENT is made this 1st day of January, 1999, by and between DATAMEG CORP., a Virginia Corporation (the "Company") and JOHN CAIRNS (hereinafter the "Executive").

DESCRIPTION OF THE COMPANY'S BUSINESS AND ACKNOWLEDGEMENTS BY EXECUTIVE

The Company is engaged in the business of design, development, manufacture, use and sale of high speed data and video transfer technology and related products for use in transmission over Plain Old Telephone System ("POTS"), DSL and ISDN line as well as Radio Frequency ("RF") transmission media. Executive acknowledges that the Company's business and services are highly specialized, the identity and particular needs of the Company's customers and suppliers are not generally known, the technology which the Company has developed is considered to be proprietary and the documents and information regarding the Company's technology, product capabilities, customers, suppliers, services, methods of operation, sales, pricing, and costs are highly confidential and constitute trade secrets. Executive further acknowledges that the services rendered to the Company by Executive has been or will be of a special and unusual character which has a unique value to the Company and that Executive has had or will have access to trade secrets and confidential information belonging to the Company, the loss of which cannot adequately be compensated by damages in an action at law.

In the course of such business the Company, at great expense, is developing technology and establishing and maintaining contacts and contracts with a large number of customers and potential customers, and the technology and the contacts and contracts with said customers and potential customers have come to be of great value to the Company and will continue to increase in value in the future. Great loss and damage will be suffered and sustained by the Company if, during the period of employment or upon the termination thereof, the Executive should, for himself, or on behalf of any other person, partnership, corporation or any other legal entity utilize such technology and/or proprietary information or call for or deliver services to, or solicit business in competition with the business of the Company from customers with whom the Executive has had contact during the term of his employment with the Company, or if the Executive should disclose any trade secrets or other confidential information of the Company obtained by the Executive during the course of employment with the Company.

NOW THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:


TERMS AND CONDITIONS OF EMPLOYMENT

        1.        Scope of Employment.        The Company hereby agrees to
employ the Executive upon the terms and conditions herein set forth, to perform such executive duties as may be determined and assigned to him by the Board of Directors of the Company (hereinafter the "Board"). The Executive hereby agrees to serve in such capacities and to devote his full time and efforts, to the performance of such duties (except for reasonable attention to personal matters) until the earlier of Termination Date or Expiration Date of this Agreement (as set forth in Section 2 herein), except during holidays, vacations and reasonable absences due to illness or other incapacity. Executive shall be given the title of Vice President, and shall have primary responsibility for the Research and Development Operations of the Company, and for carrying out the policies established by the Board.

        2.        Term.        The term of the Executive's employment
hereunder shall begin effective the 1st of January 1999. The Executive will be a full time consultant to the company. However, as soon as practicable after the Company shall have obtained sufficient financing (a minimum of One Million Five Hundred Thousand Dollars ($1,500,000.00) from an equity or debt offering in a private investment offering and/or public offering to fund operations, the Executive will become a full time salaried employee. This term shall end at such time as is specified in this
Section 2. This Agreement shall be terminated only upon the occurrence of one or more of the following conditions:

                a. In the event of the Corporation's involuntary dissolution, receivership or bankruptcy, or upon the dissolution or termination of the Corporation. In such case, Executive's Termination Date shall be the date of such event.

                b. By the death of the Executive, in which event the Company shall pay to his legal representatives the Base Salary which would otherwise be payable to the Executive for the period ending on the last day of the month in which such death occurs (which date shall be Executive's Termination Date) plus any death benefit provided by
Section 5 herein.

                c. At the option of the Company, and without further liability or obligation on its part hereunder, upon the violation by the Executive of any of the provisions of Sections 1 and 9-13.

                d. At the option of the Company upon one month's written notice if, by reason of illness or other disability, the Executive is permanently incapacitated (as defined in Section 6 herein) for the performance of the services required by this Agreement. In such case, Executive's Termination Date shall be one month from the date of such written notice. Provided, however, that in the event of termination under this Section 2.d., the Company shall pay the Executive the Disability Benefit set forth in Section 6 of this Agreement.

                e. By the Company for good cause, upon at least thirty (30) days written notice and without further obligation to the Company except to pay the Executive's salary (as defined in Section 3 hereof) for twelve months from the date of such termination. The last day of such month shall be Executive's Termination Date if he is terminated for good cause. For purposes of this Agreement, good cause shall be considered to exist under any of the following circumstances, as determined by the Board of Directors:

                        i. If Executive shall be guilty of a breach of the terms of Sections 1 and/or 9-13 hereof or of dishonesty, chronic absenteeism, gross misconduct, conviction of a felony, or conviction of any misdemeanor involving moral turpitude;

                        ii. If Executive shall engage in illegal or other wrongful conduct substantially detrimental to the business or reputation of the Company

                f. Provided, however, that in all events this Agreement shall expire on March 30, 2002 (the "Expiration Date") unless renewed according to the provisions of this Section 2.f. This Agreement shall be automatically renewed for an additional one year period from the Effective Date unless either party gives written notice to the other party that it desires not to renew the Agreement at lease 30 days prior to the Expiration Date. If either party gives such written notice not to renew at least 30 days prior to the Expiration Date, the Agreement shall expire on the Expiration Date.

                g. Executive may voluntarily resign his employment or position upon at least one month's written notice to the Board. In such case his Termination Date shall be the effective date of his resignation, and the Board has the option of canceling all outstanding stock options, if any, then held by the Executive.

                h. For purpose of this Agreement, the Executive's Termination Date shall be the date on which Executive's employment is deemed to terminate pursuant to this Section 2. Unless specifically provided to the contrary in this Agreement, Executive shall be entitled to no further Base Salary or Fringe Benefits subsequent to his Termination Date.

        3.        Base Salary.        The Company agrees to pay the
Executive, and the Executive agrees to accept, during the term of this Agreement, in full payment for all services to be rendered by the Executive hereunder a Base Salary of: For the period January 1, 1999 to April 15, 1999 in the amount of $2,500.00 per month as 1099 Miscellaneous income, payable
on the 30th,   April 15, 1999 to October 15, 1999 in the amount of $5,000.00 per month as 1099 Miscellaneous income, payable on the 15th and 30th. For the period commencing October 15, 1999 until review and adjustment by the Board the Executive will be paid $10,000 per month as 1099 Miscellaneous income. Upon the company obtaining financing as described in Section 2 the Executive base salary will be $150,000 per year paid under applicable Federal, State and
Local laws and paid not less than monthly. The Company agrees to review the Executive's salary annually at or around January of each year (or such other time as the Company and Executive mutually agree) for possible adjustment (upward or downward) based upon the Executive's and the Company's performance. The results of this review shall be documented in the meeting minutes of the Board. In addition, Executive shall also be eligible for such bonus payments, stock options, and deferred compensation if and when such plans are adopted by the Company to be awarded by the Company to senior executives based upon the Company's and the Executive's performance.


        4.        Fringe Benefits, Reimbursement of Expenses, etc.
Executive shall be entitled to the following employee benefits, as such plans are adopted by the Company; these benefits shall be collectively entitled the "Fringe Benefits".

                a. The Executive shall be entitled to personal leave and holidays during the term of this Agreement in accordance with the Company's then current customary policies for executive employees.

                b. Executive shall be entitled to be covered by the Company's medical, group life insurance plans and other employee benefits as such plans are adopted by the Company for application to the Company's executive employees.

                c. The Executive is authorized to incur reasonable expenses in undertaking the business of the Company, including expense for entertainment, and similar items. The Company will reimburse the Executive for all such expenses upon the presentation by the Executive from time to time, but no less frequently than quarterly, of an account of and receipts, where appropriate, for such expenditures accompanied by a statement of the purpose therefor. The Company will also provide the Executive a Company credit card to facilitate administration of valid business expenses. The Company credit card shall be used only for valid business expenditures for or on behalf of the Company.

                d. Executive shall be entitled to participate in those retirement plans, both defined contribution and defined benefit, qualified or non-qualified, as they become available to the Company's executive employees.

                e. The Company will provide Executive with an automobile for his use, with all expenses, including tags, taxes and title, fuel, maintenance, and repairs, not to exceed $___TBD_______ per year.

                f. The Company will provide an annual allowance of not more than $___TBD_______. It is the Company's intention that the Executive will use the allowance for health, financial planning or quality of life purposes in order to enhance his ability to meet the corporate purposes and performance objectives of DataMEG CORP. Any amount not used in any given year will be forfeited and will not be paid to the Executive in cash. The Executive understands that any amount reimbursed to him under this Section 4.f. will be included as taxable compensation on his W-2 Form for said taxable year.

        5.        Death Benefit.        The Company shall provide a death
benefit to Executive equal to two times Executive's then current Base Salary provided that life insurance can be obtained under a nonrated policy for such amount. If insurance cannot be obtained on the life of the Executive or if such insurance cannot be obtained except under a policy which is rated because of Executive's physical condition, then the benefit provided hereunder shall be equal to one times Base Salary. In addition, in the event of Executive's death while employed by the Company, his personal representative shall be entitled to receive any accrued annual leave and sick leave which has not been used by Executive. It is specifically agreed and understood that the death benefit of two times Base Salary (or one times Base Salary under the conditions herein stated) shall be in addition to any benefits otherwise payable to Executive's chosen beneficiaries under any group term policies of life insurance maintained for Executive's benefit by the Company. In the event that the Internal Revenue Code does not permit group term coverage for Executive equal to two times his annual Base Salary, the Company may purchase and maintain such individual policies of life insurance as are necessary so as to provide the aforementioned death benefit. Provided, however, if such individual insurance can only be obtained at rates that are rated for medical conditions, the amount of such coverage will be correspondingly reduced (to an amount no less than one times Executive's
Base Salary) to reflect the increment in cost above nonrated policies, or, in the alternative, the Executive may pay the incremental difference in premium cost to maintain insurance at a level equal to two times annual
Base Salary. Executive agrees to execute such application for insurance and to make himself available for and to undergo all reasonable medical examinations which may be required in event the Company determines to procure or place any insurance to fund all or any part of the obligations it may have under this Agreement.

        6.        Disability.

                a. In the event the Executive becomes totally and permanently disabled during the term of this Agreement, he shall be entitled to receive a Disability Benefit equal to his Base Salary in effect when he becomes disabled for the first twelve months of disability and thereafter sixty percent (60%) of his Base Salary in effect when he becomes disabled until the earlier of Executive's death or two years from becoming disabled. Thereafter, the obligations of the Company shall terminate.
Such Disability Benefit shall be offset by payments received by the Executive under any long term disability policies, if any, maintained by the Corporation for Executive, sick leave paid to Executive by the Company and any Social Security benefits received by Executive so that the total Disability Benefit received by Executive including such amounts shall not exceed the amount set forth in the first two sentences of this Section.

                b. The Corporation may, at its sole and absolute discretion, purchase and maintain a long-term disability policy for Executive to provide some or all of the Disability Benefit set forth in this Section. In the event that the Company chooses to purchase such a policy, the Executive agrees to cooperate and make himself available for physical examinations or such other requirements as are reasonably imposed by the insurer that is issuing such a policy.

                c. For purposes of this Agreement, disability shall have the same definition as is set forth in the then current group disability policy, if any, maintained by the Company for its executive employees. In the event that the Company does not have such a group term disability policy, the definition of disability shall be as is set forth in the individual disability policy, if any, purchased in order to fund the Company's liability under these provisions. In the event that the Company maintains no such disability policies, disability shall mean any mental or physical illness or condition rendering the Executive permanently incapable of performing his usual and customary duties for the Company.
The determination of the Executive's disability shall by made by a physician retained by the Company for this purpose and his or her determination shall be binding and conclusive.

                d. Executive agrees to make himself available for and to undergo all reasonable medical examinations that may be necessary for purposes of determining Executive's disability under the terms of this Section.

                f. Prior to termination of this Agreement, as noted in Section 2 above, the Executive will be given the option to continue, at his expense, the medical and life insurance coverage if such continuing coverage is available under the existing company insurance policies.

        7.        Indemnification.        The Company shall indemnify and
hold Executive harmless for his acts or decisions made in good faith in his capacity as either a director, officer or executive of the Company, so long as Executive reasonably believed that the acts or decisions were in the best interests of the Company. The indemnification provided for in this Section 7 shall not extend to any criminal proceedings, nor shall it apply to any proceeding charging improper personal benefit to the Executive. The Company may obtain coverage for Executive under an insurance policy covering the directors, officers and other executives of the Company against claims set forth herein if such coverage is possible at a reasonable cost. The Company shall pay all expenses including attorney's fees, court costs and settlements in connection with the defense and resolution of such claims.

        8.        Severance.        If Executive is dismissed for cause
as defined in Section 2.e. or for the reasons set forth in Section 2.c., he shall not be entitled to any severance pay beyond his Termination Date, and the Board has the option of canceling all outstanding stock options, if any, held by the Executive. If Executive voluntarily leaves the employment of the Company prior to the Expiration Date of this Agreement as set forth in Section 2, he shall not be entitled to any severance pay beyond his Base Salary through his Termination Date. If Executive is involuntarily terminated by the Company for reasons other than those set forth in Section 2.c. or 2.e. of this Agreement, he shall be entitled to, as liquidated damages, his salary for the remaining term of this Agreement through its Expiration Date as set forth in Section 2.f. For purposes of the preceding sentence, Executive shall be deemed to be involuntarily terminated if:

                a.        He is removed from the position of Chief
Operating Officer; or

                b. His duties and responsibilities are significantly reduced from those specified in Section 1 herein.

If Executive is entitled to severance pay pursuant to this Section 8, he shall not be considered an executive employee beyond his Termination Date and shall not be entitled to any Base Salary or Fringe Benefits after such Termination Date other than his severance pay. Provided, however, if Executive is entitled to severance pay pursuant to this Section 8, the Company shall have the option to employ Executive in another executive position with the Company during the period for which Executive is entitled to severance pay. During such period, Executive shall be required to perform such duties as are reasonably requested by the Board in order to be entitled to severance pay. In such an instance where Executive remains employed by the Company, he shall be considered an executive employee who is entitled to the normal Fringe Benefits that are provided to executive employees of the Company. Such severance pay shall be paid in periodic installments that correspond to the Base Salary payments that Executive would otherwise have received if his employment had not been terminated. Provided, however, the Company at its sole discretion may pay the entire amount of severance pay due Executive in one or more lump sum payments.

9.        Covenant against Competition.

a. Executive shall not, during the course of his employment by the Company, directly or indirectly, in any manner or under any circumstance, own, further invest in, participate in, manage, operate, organize, allow the use of his or her name in connection with, or serve as an Executive, contractor, advisor, or consultant to any person or legal entity other than the Company that:

i. Has the primary objective of providing information which can be used in the design, development, manufacture, use of and sale of high speed data and video transfer technologies and related products for use in transmission of data and video over Plain Old Telephone System lines; or

ii. Does, or is reasonably expected to, generate material earnings by providing such high speed data and video transfer technologies and related products for use in transmission of data and video over Plain Old Telephone System lines (such activities hereinafter referred to as a "Similar Business").

b. For a period of twelve (12) months following the termination of Executive's employment by the Company (the "Restricted Period"), and regardless of the manner of such termination, Executive shall not, in any part of the world, directly or indirectly and in any manner or under any circumstances:

i. Own or engage in a Similar Business, whether for Executive's own account or for the account of any other person or legal entity; or

ii. Enter the employ of, or render any services to, any business unit area that is involved directly or indirectly in a Similar Business.

c. It shall not be a violation of this Agreement, for the Executive, after termination of employment from the Company, to be employed or engaged by a business, company or enterprise which has a business unit area that is a "Similar Business" (as defined in Section 9.a. of this agreement as long as the Executive is not directly employed or engaged by, and does not provide information, assistance or advice to the "Similar Business" unit area of the subsequent business, company, or enterprise. That is, it is not a violation of this Agreement, for the Executive to be employed or engaged by a subsequent employer with a "Similar Business" unit area of the subsequent employer. Further, it shall not be a violation of any provision of this Agreement for the Executive to have an ownership interest in a "Similar Business" as a result of investments made by a mutual fund, employee benefit program or other investment vehicle as long as the Executive does not directly purchase equity, shares of stock or other ownership interest in such a "Similar Business."


10.        Covenant against Disclosure of Confidential Information.

As a condition of employment and continued employment, Executive will be required to execute a Non-Disclosure Agreement. The terms of the Non-Disclosure Agreement are incorporated herein by reference.

11.        Nonsolicitation of Employees.        During the term of
Executive's employment with the Company and for a period of twelve (12) months from the voluntary or involuntary termination of Executive's employment with the Company for any reason whatsoever, Executive shall not, either on her or his own account or for any person, firm, partnership, corporation, or other legal entity:

         a. Solicit, interfere with, or endeavor to cause any employee of the Company to leave his or her employment; or

b. Induce or attempt to induce any such employee to breach her or his employment agreement with the Company.

12.        Nonsolicitation of Customers.

During the term of Executive's employment with the Company and for a period of twenty four (24) months from the voluntary or involuntary termination of Executive's employment with the Company for any reason whatsoever, Executive shall not solicit, induce, or attempt to induce any past or current customer of the Company:

         a. To cease doing business in whole or in part with or through the Company; or,

b. To do business with any other person, firm, partnership, corporation, or other entity which performs services materially similar to or competitive with those provided by the Company.

13.        Ownership of Work Product: Inventions.

To the extent applicable to the services rendered by the Executive for the
Company:

a. Executive acknowledges and agrees that the results of all work performed by Executive for or on behalf of the Company, or in connection therewith (the "Works"), are works made for hire, as that phrase is defined in the Copyright Revision Act of 1976 (17 U.S.C. Section 101), in that either
(i) such Works are and will be prepared within the scope of Executive's employment; or (ii) such Works have been and will be specifically ordered or commissioned for use as a contribution to a collective work or as a supplementary work. The Company shall therefore be deemed to be the sole author and owner of any and all right, title, and interest therein, including, without limitation, intellectual property rights. To the extent that any such Works do not qualify for any reason as works made for hire and to the extent that you may have or acquire any right, title, or interest in such works, Executive hereby assigns to the Company any and all such right, title, and interest.

b. Executive agrees to make full and prompt disclosure to the Company of any inventions or processes (as such terms are defined in 35 U.S.C.
Section 100) made or conceived by Executive alone or with others during the course of Executive's employment by the Company (any such inventions or processes hereinafter referred to as the "Inventions"), whether or not such Inventions are patentable or protected as trade secrets and whether or not such Inventions are made or conceived during normal working hours or on the premises of the Company. Notwithstanding such full and prompt disclosure, Executive agrees to assign, as set forth in Section 13.a. above, shall not apply to any Inventions that were conceived and developed without the use of the Company's equipment, supplies, facilities, and trade secret information and were developed entirely on Executive's own time, unless
(i) the Inventions relate directly to the business of the Company or to the Company's actual or anticipated research or development; or (ii) the Inventions result from any work performed by you for the Company. In addition, Executive's agreement to assign, as set forth in Section 13.a. above, shall not apply to Inventions exempt from assignment under the applicable laws of the geographic base area in which Executive performs services under this Agreement.

c. With respect to Inventions that are not assigned to the Company pursuant to Section 13.b. above, Executive agrees that the Company shall have, and hereby grants to the Company, a perpetual, worldwide, irrevocable, royalty-free, fully paid-up, non-exclusive license to use for any and all purposes and in any manner any such Inventions that are within the scope of the Company's actual and anticipated business.

d. Executive agrees to execute and deliver such assignments, copyright applications, patents, patent applications, licenses, and other documents as the Company may direct and to cooperate fully with the Company, both during and after the course of Executive's employment by the Company, to enable the Company to secure and maintain in any and all countries the rights described and granted in Sections 13.a. through 13.c. above with respect to Works and Inventions.

e. Executive understands and agrees that the Company shall determine, in its sole and absolute discretion, whether an application for patent, copyright registration, or any other intellectual property right shall be filed on any Works or Inventions assigned to the Company under this Agreement and whether such an application shall be prosecuted or abandoned prior to issuance or registration.

f. Executive represents that he or she is not now and will not as of the date upon which Executive's employment hereunder commences be under any obligation to any prior employer that is inconsistent with the terms of this Agreement and that, to the best of Executive's knowledge, Executive has no present obligation to assign to any former employer or to any other non-Company Person, any work or invention covered by this Agreement.

14.        Remedies.

The company shall have the right to all of the remedies otherwise available to the Company, including, but not limited to, recovery from Executive of damages and reasonable attorneys' fees incurred in the enforcement of this Agreement. Additionally the Company shall have the right to injunctive relief to restrain and enjoin any actual or threatened breach of the provisions of Sections 9 through 13 of this Agreement. All of the Company's remedies for breach of this Agreement shall be cumulative and the pursuit of one remedy shall not be deemed to exclude any other remedies.

15.        Reasonableness of Restrictions.        Executive has carefully
read and considered the provisions hereof and, having done so, agrees that the restrictions set forth in this Agreement (including, but not limited to, the time periods of restriction in each of Sections 9 through 13 as set forth therein) are fair and reasonable and are reasonably required for the protection of the interests of the Company.

16.        Separate Covenants.        This Agreement shall be deemed to
consist of a series of separate covenants. Should a determination be made by a court of competent jurisdiction that the character, duration, or geographical scope of any provision of this Agreement, specifically including, but not limited to, Sections 9 through 13, is unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement of the Company and Executive that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the conduct of Executive which are reasonable in light of the circumstances as they then exist and as are necessary to assure the Company of the intended benefit of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because, taken together, they are more extensive than necessary to assure the Company of the intended benefit of this Agreement, then it is expressly understood and agreed by the Company and Executive that those of such covenants which, if eliminated, would permit the remaining separate covenants to be enforced in such proceeding, shall, for the purpose of such proceeding, be deemed eliminated from the provisions hereof. In the event of a violation by Executive, the term of each such covenant so violated shall be automatically extended for a period of three
(3) years from the date on which Executive permanently ceases such violation of said covenants or for a period of two (2) years from the date of the entry by a court of competent jurisdiction of a final order or judgment enforcing such covenant, whichever period is later.

17.        Burden and Benefit.        This Agreement shall be binding upon,
and shall inure to the benefit of, the Company and Executive, and their respective successors and assigns. The Company shall have the right to assign its rights hereunder to any successor in interest, whether by merger, consolidation, sale of assets, or otherwise. This Agreement shall not be assignable by the Executive.

18.        Choice of Law and Venue.        It is understood and agreed that
construction and interpretation of this agreement shall at all times and in all respects be governed by the internal laws of the Commonwealth of Virginia, without giving affect to the conflict of laws provisions thereof. The venue of any action brought to enforce or relating to this agreement shall be brought exclusively in the Circuit Court for Fairfax County, Virginia.

19. Notice. For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given: (i) when delivered personally; (ii) on the business day following the day such notice or other communication is sent by recognized overnight courier; (ii) when sent by facsimile transmission; or (iv) if sent by certified or registered mail, postage prepaid, on the date of actual receipt thereof. Such communications shall be addressed to Chief Operating Officer at the Company's headquarters address (currently 1025 33rd Street, N.W., Washington, D.C. 20007), or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only on the date of actual receipt thereof.

20.        Entire Agreement.        This Agreement contains the entire
agreement and understanding by and between the Company and Executive with respect to the terms and conditions of Executive's employment with the Company and covenants contained herein, and no representations, promises, agreements, or understandings, written or oral, not herein contained shall be of any force or effect. This agreement replaces any prior written agreements between the parties, and any prior written agreements between the parties are no longer in effect. No change or modification hereof shall be valid or binding unless the same is in writing and signed by the party against whom such waiver is sought to be enforced. No valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time or will be deemed a valid waiver of such provision at any other time.


21.        Survival; Binding Effect.        Executive understands and
acknowledges that his or her obligations under Sections 9 through 13 of this Agreement shall survive termination of Executive's employment regardless of the manner of such termination and shall be binding upon Executive's heirs, executors, administrators, legal representatives, and assigns. Executive also understands and acknowledges that this Agreement shall be binding upon and shall inure to the benefit of the subsidiaries, affiliates, successors, and assigns of the Company, including any person or other legal entity that acquires all or substantially all of the assets of the Company, whether by merger, consolidation, or otherwise.

22. Injunctive Relief. Executive understands and acknowledges that damages for any breach of Sections 9 through 13 of this Agreement hereunder will be difficult to determine and inadequate to remedy the harm that may be caused and, therefore, Executive consents that such Sections may be enforced by temporary or permanent injunction. Such injunctive relief shall be in addition to and not in lieu of any other remedies available to the Company at law or in equity, including monetary damages and recovery of attorney's fees and costs against Executive.

        IN WITNESS WHEREOF, the Company and Executive have duly executed this Agreement as of the day and year first written above.



     /s/  John Cairns
     _____________________________                   DataMEG Corp.:
     JOHN CAIRNS
                                                /s/  Reggie L. Phillips
                                                     _______________________
                                                     Reggie L. Phillips
                                                     Co-Chairman of the Board